EXHIBIT 99.1

Black Sea Metals Inc. Enters Race To Build First Heavy
Rare Earths Processing Plant Outside China

Austin, TX, June 21, 2012

Black Sea Metals Inc. (OTCBB: BLAK) (the “Company”) today announced that it intends to build the first heavy rare earth element (HREE) processing plant outside China as part of the transition of its business plan from the exploration to the processing side of the rare earth market.  The approximately $80 million project will be located in the Black Sea region near a proximal source of HREE feedstock.

BLAK’s new management team has been able to secure access to HREE processing technology and relevant industrial intelligence by agreeing to enter into a joint venture with a group of engineers who have already successfully produced HREE oxides on an industrial scale.

With the larger non-Chinese players like Molycorp and Lynas either producing (or near to producing) significant light rare earth oxides for their clients, the focus of production shortfalls has moved from light to heavy REOs and from mining to processing.

"The complexity of the task to produce pure heavy rare earth oxides to highly varying customer specifications will separate the men from the boys," says Alastair S. Neill, BLAK’s new CEO and internationally acclaimed expert in HREE processing. "To produce a marketable product you not only need the right sourcing material, permissions and money but also the know-how to handle the process economically. Mistakes can easily cost millions," added Neill.

Black Sea Metals Inc. is currently formalizing the details of the planned joint venture in a memorandum of understanding. And while the Company does not currently have the funds to complete the project it is actively seeking to raise the necessary funds. The company aims for a start of production in late 2015.

Contacts:

Black Sea Metals, Inc.
Chief Executive Officer
Alastair S. Neill, 424-247-9261
www.blackseametals.com

This news release contains "forward-looking statements" as that term is defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the cost of the project. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new business opportunities and development stage companies, the possibility that the Company will not be able to raise the required funds to finance the project and the possibility the project will not be completed. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.   Except as required by law, the Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.